EXHIBITS 5 and 23(b)

OPINION OF COUNSEL

CONSENT OF COUNSEL

[Letterhead of Borden Ladner Gervais LLP)

October 28, 2005

Securities and Exchange Commission

450 Fifth Street N. W.

Judiciary Plaza

Washington, D. C.  20549

U. S. A.

Dear Sirs:

Re:

Oppenheimer Holdings Inc.

Registration Statement on Form S-8

We have acted as Ontario counsel to Oppenheimer Holdings Inc., a corporation incorporated under the laws of Canada (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 dated October 28, 2005, registering an aggregate of 31,110 Class A non-voting shares (the “Class A Shares”) of the Corporation reserved for conditional issue to employees of Oppenheimer & Co. Inc. (formerly Fahnestock & Co. Inc.), subject to compliance with applicable United States and Ontario securities laws and the requirements of the Toronto Stock Exchange.

We are qualified to practice in various Provinces of Canada including the Province of Ontario. We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined, to the laws of Ontario and the laws of Canada applicable in Ontario.

We have examined such corporate records of the Corporation and other documents as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

1.

The Corporation is a corporation duly continued and validly existing under the laws of Canada.

2.

When the 31,110 Class A Shares have been duly issued  to employees of Oppenheimer & Co. Inc. and when the Corporation has received the issue price for the 31,110 Class A Shares, the Class A Shares will be duly issued as fully paid and non-assessable shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and all amendments thereto and to the reference to our name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Yours very truly,

/s/ Borden Ladner Gervais LLP